Exhibit 10.9
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RESEARCH AND LICENSE AGREEMENT
     This Agreement, effective as of April 1, 2006 (the “Effective Date”), is by and between:
     NEW YORK UNIVERSITY (hereinafter “NYU”), a corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012
AND
     INTELLECT NEUROSCIENCES, INC. (hereinafter “INI”), a corporation organized and existing under the laws of the State of Delaware having its principal office at 7 West 18th Street, 9th Floor, New York, New York 10011.
RECITALS
     WHEREAS, Drs. Blas Frangione, Thomas Wisniewski, and Einar Sigurdsson of NYU (hereinafter “the NYU Scientists”) have made certain inventions relating to use of a vaccine for the mitigation, prophylaxis or treatment of Alzheimer’s Disease, all as more particularly described in the U.S. and foreign patent applications and patents owned by NYU, identified in annexed Appendix I, which forms an integral part hereof (hereinafter “the Pre-Existing Inventions”);
     WHEREAS, NYU is willing to perform the NYU Research Project (as hereinafter defined);
     WHEREAS, INI is prepared to sponsor the NYU Research Project;
     WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to INI and INI is willing to accept from NYU the License (as hereinafter defined);
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:
1. Definitions.
     1.01. “Affiliate” shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, INI; control means the holding of twenty five and one tenth percent (25.1%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.
     1.02. “Calendar Year” shall mean any consecutive period of twelve months commencing on the first day of January of any year.
     1.03. “Date of First Commercial Sale” shall mean the date on which a Licensed Product is first offered for sale by INI or an Affiliate or sublicensee of INI.

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     1.04. “Field” shall mean the prophylaxis, mitigation and/or treatment of Alzheimer’s Disease.
     1.05. “License” shall mean the exclusive worldwide license to practice the Research Technology (as hereinafter defined) for the development, manufacture, use and sale of the Licensed Products (as hereinafter defined) in the Field.
     1.06. “Licensed Products” shall mean any vaccine for the mitigation, prophylaxis or treatment of Alzheimer’s Disease, covered by a claim of any unexpired NYU Patent (as hereinafter defined) which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal can be taken, or which incorporates or is developed using NYU Know-How.
     1.07. “Net Sales” shall mean the total amount invoiced in connection with sales of the Licensed Products to any person or entity that is not a Affiliate or a sublicensee of INI or a Affiliate under the License, after deduction of all the following to the extent applicable to such sales;
i)	all trade, case and quantity credits, discounts, refunds or rebates;

ii)	allowances or credits for returns;

iii)	sales commissions; and

iv)	sales taxes (including value-added tax).
     1.08. “NYU Know-How” shall mean the Pre-Existing Inventions and any information and materials including, but not limited to, pharmaceutical, chemical, biological and biochemical products, technical and non-technical data, materials, methods and processes and any drawings, plans, diagrams, specifications and/or other documents containing such information, discovered, developed or acquired by, or on behalf of students or employees of NYU during the term and in the course of the NYU Research Project.
     1.09. “NYU Patents” shall mean all United States and foreign patents and patent applications, and any divisions, continuations, in whole or in part, reissues, renewals and extensions thereof, and pending applications therefor:
(1)	which claim Pre-Existing Inventions and which are identified on annexed Appendix I; or

(2)	which claim inventions that are made, in whole or in part, by students or employees of NYU during the term and in the course of the NYU Research Project.
     1.10. “Research Period” shall mean the 2-year period commencing on the Effective Date hereof and any extension thereof as to which NYU and INI shall mutually agree in writing.

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     1.11. ”NYU Research Project” shall mean the investigations at NYU during the Research Period (as hereinafter defined) into the Field under the supervision of the NYU Scientist(s) in accordance with the research program, described in annexed Appendix II, which forms an integral part hereof.
     1.12. “Research Technology” shall mean all NYU Patents and NYU Know-How.
2. Effective Date.
     This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with Section 16. hereof.
3. Performance of the NYU Research Project.
     3.01. In consideration of the sums to be paid to NYU as set forth in Section 4 below, NYU undertakes to perform the NYU Research Project under the supervision of the NYU Scientists during the Research Period. If, during the Research Period all of the NYU Scientists shall cease to supervise the NYU Research Project, then NYU shall promptly so notify INI and INI shall have the option to terminate its funding of the NYU Research Project. INI shall promptly advise NYU in writing if INI so elects. Such termination of funding pursuant to this Section 3.01 shall not terminate this Agreement or the License granted herein. Nothing herein contained shall be deemed to impose an obligation on NYU to find a replacement for the NYU Scientists.
     3.02. Nothing contained in this Agreement shall be construed as a warranty on the part of NYU that any results or inventions will be achieved by the NYU Research Project, or that the Research Technology and/or any other results or inventions achieved by the NYU Research Project, if any, are or will be commercially exploitable and furthermore, NYU makes no warranties whatsoever as to the commercial or scientific value of the Research Technology and/or as to any results which may be achieved in the NYU Research Project.
     3.03. Within sixty (60) days after the end of each year of the Research Period, NYU shall prepare a written report summarizing the results of the work conducted on the NYU Research Project during the preceding year.
     3.04. NYU will have full authority and responsibility for the NYU Research Project. All students and employees of NYU who work on the NYU Research Project will do so as employees or students of NYU, and not as employees of INI.
4. Funding of the NYU Research Project.
     4.01. As compensation to NYU for work to be performed on the NYU Research Project during the Research Period, subject to any earlier termination of the Research Project pursuant to Section 3.01 hereof, INI will pay NYU the total sum of $200,000, payable in eight (8) equal consecutive quarterly installments of $25,000 each, commencing upon the Effective Date and on each of the three (3), six (6), nine (9), twelve (12), fifteen (15), eighteen (18), and twenty-one (21) month anniversaries thereof.

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     4.02. Nothing in this Agreement shall be interpreted to prohibit NYU (or the NYU Scientists) from obtaining additional financing or research grants for the NYU Research Project from government agencies, which grants or financing may render all or part of the NYU Research Project and the results thereof subject to the patent rights of the U.S. Government and its agencies, as set forth in Title 35 U.S.C. §200 et seq.
5. Title.
     5.01. Subject to the License granted to INI hereunder, it is hereby agreed that all right, title and interest, in and to the Research Technology, and in and to any drawings, plans, diagrams, specifications, and other documents containing any of the Research Technology shall vest solely in NYU. At the request of NYU, INI shall take all steps as may be necessary to give full effect to said right, title and interest of NYU including, but not limited to, the execution of any documents that may be required to record such right, title and interest with the appropriate agency or government office.
     5.02. Subject to the License granted to INI hereunder, for so long as the NYU Scientists are employed by NYU, any and all inventions made by the NYU Scientists and relating to the Field shall be owned solely by NYU.
6. Patents and Patent Applications.
     6.01. NYU will promptly disclose to INI in writing any inventions which constitute potential NYU Patents. INI will promptly disclose to NYU any inventions which constitute potential NYU Patents and which are conceived by employees or consultants of INI.
     6.02. At the initiative of INI or NYU, the parties shall consult with each other regarding the prosecution of all patent applications with respect to the Research Technology. Such patent applications shall be filed, prosecuted and maintained by the law firm of Darby & Darby or by other patent counsel jointly selected by NYU and INI. Copies of all such patent applications and patent office actions shall be forwarded to each of NYU and INI. NYU and INI shall each also have the right to have such patent applications and patent office actions independently reviewed by other patent counsel separately retained by NYU or INI, upon prior notice to and consent of the other party, which consent shall not unreasonably be withheld.
     6.03. Upon prior written approval by INI, all applications and proceedings with respect to the NYU Patents shall be filed, prosecuted and maintained by NYU at the expense of INI. Against the submission of invoices, INI shall reimburse NYU for all costs and fees incurred by NYU during the term of this Agreement, in connection with the filing, maintenance, prosecution, protection and the like of the NYU Patents. As of the Effective Date, INI has a credit of $11,659.97 for amounts paid under the Option Agreement dated August 31, 2005 between the parties which shall be credited against future amounts owed by INI for patent expenses under this Agreement.
     6.04. NYU and INI shall assist, and cause their respective employees and consultants to assist each other, in assembling inventorship information and data for the filing and prosecution of patent applications on inventions pertaining to the Research Technology.

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     6.05. If at any time during the term of this Agreement INI decides that it is undesirable, as to one or more countries, to prosecute or maintain any patents or patent applications within the NYU Patents, it shall give prompt written notice thereof to NYU, and upon receipt of such notice INI shall be released from its obligations to bear all of the expenses to be incurred thereafter as to such countries in conjunction with such patent(s) or patent application(s) and such patent(s) or application(s) shall be deleted from the Research Technology and NYU shall be free to grant rights in and to the Research Technology in such countries to third parties, without further notice or obligation to INI, and the INI shall have no rights whatsoever to exploit the Research Technology in such countries.
     6.06. Nothing herein contained shall be deemed to be a warranty by NYU that
i)	NYU can or will be able to obtain any patent or patents on any patent application or applications in the NYU Patents or any portion thereof, or that any of the NYU Patents will afford adequate or commercially worthwhile protection, or

ii)	that the manufacture, use, or sale of any element of the Research Technology or any Licensed Product will not infringe any patent(s) of a third party.
7. Grant of License.
     7.01. Subject to the terms and conditions hereinafter set forth, NYU hereby grants to INI and INI hereby accepts from NYU the License.
     7.02. NYU reserves the right to use, and to permit other non-commercial entities to use, the Research Technology for educational and research purposes other than conducting clinical trials. No license is granted to INI outside of the Field.
     7.03. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.
     7.04. The License granted to INI in Section 7.01 hereto shall commence upon the Effective Date and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, for fifteen (15) years from the Date of First Commercial Sale in such country or until the expiration date of the last to expire of the NYU Patents whichever shall be later. INI shall inform NYU in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after the making of each such first commercial sale.
     7.05. INI shall be entitled to grant sublicenses under the License on terms and conditions in compliance and not inconsistent with the terms and conditions of this Agreement (except that the rate of royalty may be at higher rates than those set forth in this Agreement) (i) to a Affiliate or (ii) to other third parties for consideration and in an arms-length transaction. All

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sublicenses shall only be granted by INI under a written agreement, a copy of which shall be provided by INI to NYU as soon as practicable after the signing thereof. Each sublicense granted by INI hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain (inter-alia) the following provisions:
(1)	the sublicense shall expire automatically on the termination of the License, provided that upon the request of any sublicensee in good standing, NYU shall grant to such sublicensee the same license which the sublicensee received under the sublicense with INI under an agreement in which such sublicensee shall pay to NYU the royalties and other payments which it would have paid to INI under the sublicense;

(2)	the sublicense shall not be assignable, in whole or in part;

(3)	the sublicensee shall not grant further sublicenses; and

(4)	both during the term of the sublicense and thereafter the sublicensee shall agree to a confidentiality obligation similar to that imposed on INI in Section 11 below, and that the sublicensee shall impose on its employees, both during the terms of their employment and thereafter, a similar undertaking of confidentiality; and

(5)	the sublicense agreement shall include the text of Sections 14 and 15 of this Agreement and shall state that NYU is an intended third party beneficiary of such sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.
     7.06. Within sixty (60) days after the Effective Date, INI may request in writing to add one or more additional indications of the Research Technology outside of the Field to the License. Upon receipt of such written request by NYU, the parties shall negotiate in good faith terms under which such additional indication(s) shall be added to the License, which terms shall include a mutually agreeable development plan with specific funding and development milestones, under which INI shall diligently develop the Research Technology for such additional indication(s). If the parties are unable to agree on such terms within sixty (60) days after INI’s written request to NYU, then INI shall have no further rights to such additional indication(s) and NYU shall be free to grant rights for such additional indication(s) to third parties.
8. Payments for License.
     8.01. In consideration for the grant and during the term of the License with respect to each Licensed Product, INI shall pay to NYU:
(a)	a non-refundable, non-creditable license fee of two hundred thousand dollars ($200,000) according to the following schedule:
on or before May 1, 2006: twenty-five thousand dollars ($25,000);
on or before June 1, 2006: twenty-five thousand dollars ($25,000);
on or before April 1, 2007: fifty thousand dollars ($50,000);

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on or before April 1, 2008: fifty thousand dollars ($50,000); and
on or before April 1, 2009: fifty thousand dollars ($50,000).
(b)	upon the achievement of the following technical milestones, with respect to each Licensed Product, the payments as indicated below:
Milestone Payments

i)	Upon commencement of the first Phase III clinical trial of a Licensed Product	*	**

ii)	Upon receipt of the first approval to market a Licensed Product in the U.S., the European Economic Community, or Japan	*	**
(c)	A royalty of *** of the Net Sales of INI or of Affiliate or of a sublicensee of INI or Affiliate; provided that if INI is required to obtain a license from a third party in order to manufacture, use, or sell a Licensed Product, then INI may deduct the royalties paid to the third party from the royalties payable to NYU, provided that the royalties payable to NYU shall not be reduced to less than *** of Net Sales; and
(d)	a percentage of any consideration, monetary or otherwise (not based on Net Sales), received by INI from a sublicensee of INI (not being a Affiliate) under the terms of, or as a consideration for the grant of, a sublicense of any rights or for grant of an option to acquire such a sublicense to the Research Technology, which percentage shall be equal to *** if the sublicense or option is entered into after the start of the first Phase I clinical trial of a Licensed Product, and *** if the sublicense or option is entered into prior to the start of the first Phase I clinical trial of a Licensed Product; provided that if such consideration also includes consideration for INI sublicensing rights acquired from a third party necessary to make, use, or sell a Licensed Product, then INI may deduct the percentage of sublicense consideration paid to the third party from the percentage of sublicense revenue payable to NYU hereunder, provided that the percentage of sublicense revenue payable to NYU hereunder shall not be reduced to less than *** of what it otherwise would have been.
     8.02. Beginning with Calendar Year 2010 and continuing thereafter until this Agreement shall terminate or expire, INI agrees that if the total royalties paid to NYU under subsection 8.01(c) hereof do not amount to one hundred thousand dollars ($100,000) in each

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Calendar Year, INI will pay to NYU within sixty (60) days after the end of each such Calendar Year, as additional royalty, the difference between the amount of the total royalties paid to NYU by INI in such Calendar Year and one hundred thousand dollars ($100,000), failing which NYU shall have the right solely at its election, upon written notice to INI, to either terminate this Agreement for cause or to declare the License granted herein to INI to be non-exclusive.
     8.03. For the purpose of computing the royalties due to NYU hereunder, the year shall be divided into four parts ending on March 31, June 30, September 30, and December 31. Not later than sixty (60) days after each December, March, June, and September in each Calendar Year during the term of the License, INI shall submit to NYU a full and detailed report of royalties or payments due NYU under the terms of this Agreement for the preceding quarter year (hereinafter “the Quarter-Year Report”), setting forth the Net Sales and/or lump sum payments and all other payments or consideration from sublicensees upon which such royalties are computed and including at least
i)	the quantity of Licensed Products used, sold, transferred or otherwise disposed of;

ii)	the selling price of each Licensed Product;

iii)	the deductions permitted under subsection 1.07 hereof to arrive at Net Sales; and

iv)	the royalty computations and subject of payment.
     If no royalties or other payments are due, a statement shall be sent to NYU stating such fact. Payment of the full amount of any royalties or other payments due to NYU for the preceding quarter year shall accompany each Quarter-Year Report on royalties and payments. INI shall keep for a period of at least six (6) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from INI pursuant to the terms of this Agreement.
     8.04. Within sixty (60) days after the end of each Calendar Year, commencing on the Date of First Commercial Sale INI shall furnish NYU with a report (hereinafter “the Annual Report”), certified by an independent certified public accountant, relating to the royalties and other payments due to NYU pursuant to this Agreement in respect of the Calendar Year covered by such Annual Report and containing the same details as those specified in Section 8.03 above in respect of the Quarter-Year Report.
     8.05. On reasonable notice and during regular business hours, NYU or the authorized representative of NYU shall each have the right to inspect the books of accounts, records and other relevant documentation of INI or of Affiliate and the sublicensees of INI insofar as they relate to the production, marketing and sale of the Licensed Products, in order to ascertain or verify the amount of royalties and other payments due to NYU hereunder, and the accuracy of the information provided to NYU in the aforementioned reports. The cost of such inspection shall be borne by NYU, unless it is determined in such inspection that NYU has been underpaid

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in any period by more than five percent (5%) of the amount which NYU should have been paid, in which case the cost of such inspection shall be reimbursed to NYU by INI.
9. Method of Payment.
     9.01. Royalties and other payments due to NYU hereunder shall be paid to NYU in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate of the Morgan Guaranty Trust Company of New York applicable to transactions under exchange regulations for the particular currency on the last business day of the accounting period for which such royalty or other payment is due.
     9.02. INI shall be responsible for payment to NYU of all royalties due on sale, transfer or disposition of Licensed Products by Affiliate or by the sublicensees of INI or of Affiliate.
     9.03. Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is made, at the rate of two percent (2%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.
10. Development and Commercialization.
     10.01. INI undertakes to use reasonable diligence to carry out the Development Plan (annexed hereto as Appendix III and which is an integral part of this Agreement), including but not limited to, the performance of all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary in order to obtain the approval of the FDA for the production, use and sale of the Licensed Products, all as set forth in the Development Plan and within all timetables set forth therein. INI further undertakes to exercise due diligence and to employ its reasonable diligence to obtain or to cause its sublicensees to obtain, the appropriate approvals of the health authorities for the production, use and sale of the Licensed Products, in each of the other countries of the world in which INI or its sublicensees intend to produce, use, and/or sell Licensed Products.
     10.02. Provided that applicable laws, rules and regulations require that the performance of the tests, trials, studies and other activities specified in Paragraph 10.01 above shall be carried out in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities, INI shall carry out such tests, trials, studies and other activities in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities. Furthermore, the Licensed Products shall be produced in accordance with FDA Good Manufacturing Practice (“GMP”) procedures in a facility which has been certified by the FDA as complying with GMP, provided that applicable laws, rules and regulations so require.
     10.03. INI undertakes to begin the regular commercial production, use, and sale of the Licensed Products in good faith in accordance with the Development Plan and to continue diligently thereafter to commercialize the Licensed Products.

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     10.04. INI shall provide NYU with written reports on all activities and actions undertaken by INI to develop and commercialize the Licensed Products; such reports shall be made within sixty (60) days after each six (6) months of the duration of this Agreement, commencing six months after the Effective Date.
     10.05. If INI shall not commercialize the Licensed Products within a reasonable time frame, unless such delay is necessitated by FDA or other regulatory agencies or unless NY U and INI have mutually agreed to amend the Development Plan because of unforeseen circumstances, NYU shall notify INI in writing of INI’s failure to commercialize and shall allow INI sixty (60) days to cure its failure to commercialize. INI’s failure to cure such delay to NYU’s reasonable satisfaction within such 60-day period shall be a material breach of this Agreement.
11. CONFIDENTIAL INFORMATION.
     11.01. Except as otherwise provided in Section 11.02 and 11.03 below INI shall maintain any and all of the Research Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of NYU to said release or disclosure.
     11.02. The obligations of confidentiality set forth in Sections 11.01 shall not apply to any component of the Research Technology which was part of the public domain prior to the Effective Date of this Agreement or which becomes a part of the public domain not due to some unauthorized act by or omission of INI after the effective date of this Agreement or which is disclosed to the INI by a third party who has the right to make such disclosure.
     11.03. The provisions of Section 11.0 1 notwithstanding, INI may disclose the Research Technology to third parties who need to know the same in order to secure regulatory approval for the sale of Licensed Products.
12. Publication.
     12.01. Prior to submission for publication of a manuscript describing the results of any aspect of the NYU Research Project, NYU shall send INI a copy of the manuscript to be submitted, and shall allow INI thirty (30) days from the date of such mailing to determine whether the manuscript contains such subject matter for which patent protection should be sought prior to publication of such manuscript, for the purpose of protecting an invention made by the NYU Scientists during the course and within the term of the NYU Research Project. Should INI believe the subject matter of the manuscript contains a patentable invention, then, prior to the expiration of such 30-day period from the mailing date of such manuscript to INI by NYU, INI shall give written notification to NYU of:
i)	its determination that such manuscript contains patentable subject matter for which patent protection should be sought; and

ii)	the countries in which such patent protection should be sought.
     12.02. After the expiration of such 30-day period from the date of mailing such manuscript to INI, unless NYU has received the written notice specified above from INI, NYU

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shall be free to submit such manuscript for publication to publish the disclosed research results in any manner consistent with academic standards.
     12.03. Upon receipt of such written notice from INI, NYU will thereafter delay submission of the manuscript for an additional period of up to thirty (30) days to permit the preparation and filing in accordance with Section 6. hereof of a U.S. patent application by NYU on the subject matter to be disclosed in such manuscript. After expiration of such 30-day period, or the filing of a patent application on each such invention, whichever shall occur first, NYU shall be free to submit the manuscript and to publish the disclosed results.
13. Infringement of NYU Patent.
     13.01. In the event a party to this Agreement acquires information that a third party is infringing one or more of the NYU Patents, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.
     13.02. In the event of an infringement of an NYU Patent, INI shall be privileged but not required to bring suit against the infringer. Should INI elect to bring suit against an infringer and NYU is joined as a party plaintiff in any such suit, NYU shall have the right to approve the counsel selected by INI to represent INI and NYU. The expenses of such suit or suits that INI elects to bring, including any expenses of NYU incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by INI and INI shall hold NYU free, clear and harmless from and against any and all costs of such litigation, including attorneys’ fees. INI shall not compromise or settle such litigation without the prior written consent of NYU which shall not be unreasonably withheld.
     13.03. In the event INI exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, INI shall promptly pay to NYU an amount equal to fifty percent (50%) of such remainder and INI shall be entitled to receive and retain the balance of the remainder of such recovery.
     13.04. If INI does not bring suit against said infringer pursuant to Section 13.02 herein, or has not commenced negotiations with said infringer for discontinuance of said infringement, within ninety (90) days after receipt of such notice, NYU shall have the right, but shall not be obligated, to bring suit for such infringement. Should NYU elect to bring suit against an infringer and INI is joined as a party plaintiff in any such suit, INI shall have the right to approve the counsel selected by NYU to represent NYU and INI, and NYU shall hold INI free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys’ fees. If INI has commenced negotiations with an alleged infringer of the NYU Patent for discontinuance of such infringement within such 90-day period, INI shall have an additional ninety (90) days from the termination of such initial 90-day period to conclude its negotiations before NYU may bring suit for such infringement. In the event NYU brings suit for infringement of any NYU Patent, NYU shall have the right to settle any such suit by licensing the alleged infringer. In the event NYU brings suit for infringement of any NYU Patent, NYU

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shall have the right to first reimburse itself out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, NYU shall promptly pay to INI an amount equal to fifty percent (50%) of such remainder and NYU shall be entitled to receive and retain the balance of the remainder of such recovery.
     13.05. Each party shall always have the right to be represented by counsel of its own selection in any suit for infringement of the NYU Patents instituted by the other party to this Agreement under the terms hereof. The expense of such counsel shall be borne by the party initiating such infringement suit.
     13.06. INI agrees to cooperate fully with NYU at the request of NYU, including, by giving testimony and producing documents lawfully requested in the prosecution of any suit by NYU for infringement of the NYU patents; provided, NYU shall pay all reasonable expenses (including attorneys’ fees) incurred by INI in connection with such cooperation. NYU shall cooperate and shall endeavor to cause the NYU Scientists to cooperate with INI at the request of INI, including by giving testimony and producing documents lawfully requested, in the prosecution of any suit by INI for infringement of the NYU Patents; provided, that INI shall pay all reasonable expenses (including attorneys’ fees) incurred by NYU in connection with such cooperation.
14. Liability and Indemnification.
     14.01. INI shall indemnify, defend and hold harmless NYU and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by INI or by a licensee, Affiliate or agent of INI of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.
     14.02. With respect to an Indemnitee, INI’s indemnification under subsection 14.01(i) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such Indemnitee. INI’s indemnification obligation under subsection 14.01(ii) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities of any such Indemnitee.
     14.03. INI agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

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15. Security for Indemnification.
     15.01. At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by INI or by a licensee, Affiliate or agent of INI, INI shall at its sole costs and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than (i) $5,000,000 per incident and $5,000,000 annual aggregate during the period that such Licensed Product, process, or service is being tested in clinical trials prior to commercial sale, and (ii) $10,000,000 per incident and $20,000,000 annual aggregate during the period that such Licensed Product, process, or service is being commercially distributed or sold, and in each case naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for INI’s indemnification under Section 14 of this Agreement. If INI elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program shall include assets or reserves which have been actuarially determined for the liabilities associated with this Agreement and must be acceptable to NYU.
     The minimum amounts of insurance coverage required under this Section 15 shall not be construed to create a limit of INI’s liability with respect to its indemnification under Section 14 of this Agreement.
     15.02. INI shall provide NYU with written evidence of such insurance upon request of NYU. INI shall provide NYU with written notice at least sixty (60) days prior to the cancellation, non-renewal or material change in such insurance; if INI does not obtain replacement insurance providing comparable coverage within such sixty (60) day period, NYU shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.
     15.03. INI shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by INI or by a sublicensee, Affiliate or agent of INI and (ii) a reasonable period after the period referred to in (i) above which in no event shall be less than fifteen (15) years.
16. Expiry and Termination
     16.01. Unless earlier terminated pursuant to this Section 16 or Section 8.02, hereof, this Agreement shall expire upon the expiration of the period of the License in all countries as set forth in Section 7.04 above.
     16.02. At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as “cause” is described below, by giving written notice to the other party. Cause for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days or, in

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the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either NYU or INI discontinues its business or becomes insolvent or bankrupt.
     16.03. Upon termination of this Agreement for any reason and prior to expiration as set forth in Section 16.01 hereof, all rights in and to the Research Technology shall revert to NYU, and INI shall not be entitled to make any further use whatsoever of the Research Technology.
     16.04. Upon termination of this Agreement for any reason, INI shall promptly, without further consideration, provide to NYU all data and regulatory documents, including INDs, NDAs, Orphan Drug applications, or their equivalents in all countries, related to the development of Licensed Products, and shall grant to NYU an irrevocable, royalty-free, non-exclusive license, with the right to grant sublicenses, to any INI patent applications or patents filed after the Effective Date, covering Licensed Products or their manufacture or use.
     16.05. Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.
     16.06. Sections 5, 11, 14. 15, 16 and 20 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.
17. Representations and Warranties by INI.
     INI hereby represents and warrants to NYU as follow:
(1)	INI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. INI has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of INI.

(2)	There is no pending or, to INI’s knowledge, threatened litigation involving INI which would have any effect on this Agreement or on INI’s ability to perform its obligations hereunder; and

(3)	There is no indenture, contract, or agreement to which INI is a party or by which INI is bound which prohibits or would prohibit the execution and delivery by INI of this Agreement or the performance or observance by INI of any term or condition of this Agreement.
18. Representations and Warranties by NYU.
     NYU hereby represents and warrants to INI as follows:
(1)	NYU is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets.

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The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of NYU.
(2)	There is no pending or, to NYU’s knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU’s ability to perform its obligations hereunder; and

(3)	There is no indenture, contract, or agreement to which NYU is a party or by which NYU is bound which prohibits or would prohibit the execution and delivery by NYU of this Agreement or the performance or observance by NYU of any term or condition of this Agreement.
19. No Assignment.
     Neither INI nor NYU shall have the right to assign, delegate or transfer at any tune to any party, in whole or in part, any or all of the rights, duties and interest herein -granted without first obtaining the written consent of the other to such assignment, which consent shall not be unreasonably withheld, provided that INI may assign this Agreement without the consent of NYU in connection with the sale or merger of the entire business to which this Agreement relates, provided that the assignee agrees in writing to be bound by all terms of this Agreement.
20. Use of Name.
     Without the prior written consent of the other party, neither INI nor NYU shall use the name of the other party or any adaptation thereof or of any staff member, employee or student of the other party:
i)	in any product labeling, advertising, promotional or sales literature;

ii)	in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either party may make factual statements concerning the Agreement or file copies of the Agreement after providing the other party with an opportunity to comment and reasonable time within which to do so on such statement in draft.
     Except as provided herein, neither NYU nor INI will issue public announcements about this Agreement or the status or existence of the NYU Research Project without prior written approval of the other party.
21. Miscellaneous.
     21.01. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code §200 et seq. and 15 CFR §368 et seq.
     21.02. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

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     21.03. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to principles relating to conflicts of law. The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, the parties to this Agreement submit to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waive any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consent to service of process by mail in accordance with paragraph 21.04 or any other manner permitted by law and irrevocably agree to be bound by any such judgment rendered thereby in connection with this Agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.
     21.04. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

To NYU:	New York University
Office of Industrial Liaison
650 First Avenue, 6th Floor
New York, NY 10016

Attention: Abram M. Goldfinger
Executive Director,
Industrial Liaison/Technology Transfer

and

Office of Legal Counsel
New York University
Bobst Library
70 Washington Square South
New York, NY 10012

Attention: Annette Johnson, Esq.
Vice Dean and Senior Counsel for Medical School Affairs

To INI:	Intellect Neurosciences, Inc.
7 West 18th Street, 9th Floor
New York, New York 10011

Attention: Daniel Chain, Ph.D.
     or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

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     21.05. This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between IN1 and NYU.
     21.06. No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.
     21.07. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.
     21.08. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

NEW YORK UNIVERSITY

By:	/s/ Abram M. Goldfinger Abram M. Goldfinger
Executive Director,
Industrial Liaison/Technology Transfer

Date:	4/19/06

INTELLECT NEUROSCIENCES, INC.

By.	/s/ Daniel Chain Daniel Chain, Ph.D.
Chairman and CEO

Date:	4/21/06

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Appendix I — NYU Patents

NYU Ref.	Serial No.	Patent No.
Country	Filing Date	Issue Date	Title
FRA01-06US U.S.	09/861,847 5/22/01	6,713,450 3/30/04	Synthetic, Immunogenic but Non-Amyloidogenic Peptides Homologous to Amyloid B for Induction of an Immune Response to Amyloid B and Amyloid Depositions

FRA01-06DIV U.S.	10/666,423 9/19/03		Synthetic, Immunogenic but Non-Amyloidogenic Peptides Homologous to Amyloid B for Induction of an Immune Response to Amyloid B and Amyloid Depositions

FRA01-06PCT PCT	PCT/US01/16322 5/22/01		Synthetic, Immunogenic but Non-Amyloidogenic Peptides Homologous to Amyloid B for Induction of an Immune Response to Amyloid B and Amyloid Depositions

FRA01-06EPO EPO	01941526.4-1521 10/2/02	1284998 12/29/04	Synthetic, Immunogenic but Non-Amyloidogenic Peptides Homologous to Amyloid B for Induction of an Immune Response to Amyloid B and Amyloid Depositions

FRA01-06AU Australia	2001274873 10/2/02		Synthetic, Immunogenic but Non-Amyloidogenic Peptides Homologous to Amyloid B for Induction of an Immune Response to Amyloid B and Amyloid Depositions

FRA01-06CA Canada	2,408,925 10/2/02		Synthetic, Immunogenic but Non-Amyloidogenic Peptides Homologous to Amyloid B for Induction of an Immune Response to Amyloid B and Amyloid Depositions

FRA01-06CN China	0181105.8 10/2/02		Synthetic, Immunogenic but Non-Amyloidogenic Peptides Homologous to Amyloid B for Induction of an Immune Response to Amyloid B and Amyloid Depositions

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NYU Ref.	Serial No.	Patent No.
Country	Filing Date	Issue Date	Title
FRA01-06IL Israel	152,625 10/2/02		Synthetic, Immunogenic but Non-Amyloidogenic Peptides Homologous to Amyloid B for Induction of an Immune Response to Amyloid B and Amyloid Depositions

FRA01-06JP Japan	2001-586993 10/2/02		Synthetic, Immunogenic but Non-Amyloidogenic Peptides Homologous to Amyloid B for Induction of an Immune Response to Amyloid B and Amyloid Depositions

FRA01-06NZ New Zealand	52139 12/11/02	52139 8/12/04	Synthetic, Immunogenic but Non-Amyloidogenic Peptides Homologous to Amyloid B for Induction of an Immune Response to Amyloid B and Amyloid Depositions

FRA01-06ZA South Africa	2002/7992 10/2/02	2002/7992 9/23/03	Synthetic, Immunogenic but Non-Amyloidogenic Peptides Homologous to Amyloid B for Induction of an Immune Response to Amyloid B and Amyloid Depositions

FRA01-09US U.S.	10/301,488 11/21/02		Synthetic, Immunogenic but Non-Deposit-Forming Polypeptides and Peptides Homologous to Amyloid B, Prion Protein, Amylin, Alpha Synuclein, or Polyglutamine Repeats for Induction of an Immune Response Thereto

FRA01-09CT U.S.	PCT/US02/37634 11/21/02		Synthetic, Immunogenic but Non-Deposit-Forming Polypeptides and Peptides Homologous to Amyloid B, Prion Protein, Amylin, Alpha Synuclein, or Polyglutamine Repeats for Induction of an Immune Response Thereto

FRA01-09EPO EPO	02804046.7 11/21/02		Synthetic, Immunogenic but Non-Deposit-Forming Polypeptides and Peptides IIomologous to Amyloid B, Prion Protein, Amylin, Alpha Synuclein, or Polyglutamine Repeats for Induction of an Immune Response Thereto

FRA01-09CA Canada	2,466,841 11/21/02		Synthetic, Immunogenic but Non-Deposit-Forming Polypeptides and Peptides

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NYU Ref.	Serial No.	Patent No.
Country	Filing Date	Issue Date	Title
Homologous to Amyloid B, Prion Protein, Amylin, Alpha Synuclein, or Polyglutamine Repeats for Induction of an Immune Response Thereto

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HEAD OF PROGRAM: RACHEL EREN, PH.D., VP IMMUNOLOGY
APPENDIX I
April 24, 2006
Non-Clinical Research and Development Plan for “BETA-VAX”:
Synthetic Immunogenic but Non-Amyloidogenic Peptides Homologous to
Amyloid-Beta Induction of an Immune Response to Amyloid-Beta and
Amyloid Deposits
Background
This plan describes the pre-clinical stages for the (a) OPTIMIZATION, (b) SELECTION and (c) BIOPHARMACEUTICAL DEVELOPMENT of a peptide-based vaccine for the treatment of Alzheimer’s disease (AD) up until the initiation of Phase I clinical trials. Future studies, to be defined later, are envisaged that will attempt to also establish safety and clinical proof of concept in healthy human volunteers and patients.
The Drug Candidate is to be generated using NYU’s platform technology based on synthetic immunogenic but non-amyloidogenic peptides homologous to amyloid b and using Intellect’s proprietary methods for also reducing or eliminating potentially harmful T-cell epitopes. The vaccine antigens covered by the technology licensed from NYU include truncations of the wild-type Ab peptide at residue 30, C- and N-terminal additions, and internal modifications at residues 17-21. Peptides modified in this manner, unlike previously published tested peptides (A b1-42), have a reduced ability to form (b-sheets and toxic fibrils while maintaining the main immunogenic residues. In addition, the N-terminus modification contributes to increased immunogenicity and solubility.
Results obtained in different animal models for AD offer proof of principle for this approach regarding both efficacy and safety: Vaccination of APP transgenic mice with two of the above mentioned vaccine antigens, K6A bI-30 and K6A b1-30(E18E19], reduced the amyloid plaque burden in their brains. A study carried out in lemur primates indicated that the A(b derivatives could elicit a substantial antibody response in primates, and importantly this effect was reversible which enhances the safety profile of this approach.
Based on these findings the research program proposes to conduct more elaborate in-vitro assays in order to further optimize the design of the vaccine and to carry out advanced in-vitro studies to establish an optimal safety profile based on preclinical data before progressing to human clinical trials. This research program aims to select a lead Drug Candidate for Development in 2 years and to initiate a phase I clinical trial in 3 years from the start of this program.
Research Plan
Stage 1: Validation and evaluation of existing and modified homologues

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HEAD OF PROGRAM: RACHEL EREN, PH.D., VP IMMUNOLOGY
Goal: Select lead candidates for development
Timelines: 0 – 18 months
Several of the existing homologues have shown benefit in a transgenic mouse model for AD. These will be further validated in vitro. In addition, the NYU Ab homologues that have already have shown benefit in a Transgenic mouse model for AD will be modified using Intellect’s proprietary technology to remove potentially harmful T-cell epitopes. These modified homologues will be evaluated in vitro.
Tasks:
1.	In vitro evaluation- 0 – 9 months

To be performed by Intellect Neurosciences

•	Human T-cell assays: CTL responses will be tested using tissue-typed human PBL in order to identify reduced cytolytic activity of Ab homologues.

•	Human macrophage assays: Effect of Ab homologues on macrophage survival and function will be assessed.

•	Platelet activation / aggregation assays: Antisera obtained by vaccination with Ab homologues will be tested for specificity by activity on platelets.
Aim: Selection of 2-3 homologues based on their in vitro properties for further in vivo assessment.
Criteria for selection: Homologues that induce undesirable T cell responses and / or platelet activity will not be considered for further development. The desired candidate for development should not induce CTL response, platelet activation and preferably have no effect on macrophages in vitro.
2.	Establish dedicated transgenic mice colony 0 – 9 months

To be performed by Intellect Neurosciences in collaboration with Mindgenix, Inc

3.	In vivo evaluation of selected homologues 9 – 18 months

To be performed by Intellect Neurosciences
Immunization of transgenic mice (APP/PS1) with a maximum of three peptide vaccine candidates as well as A(b-42 as a negative control (using adjuvants previously approved for human use):
•	Antibody titers, class, affinity and specificity

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HEAD OF PROGRAM: RACHEL EREN, PH.D., VP IMMUNOLOGY
•	Cytokine profile (Th1 vs Th2)

•	Kinetics and duration of immune response

•	Reduction of the b-amyloid burden in the brain

•	Evidence for brain microhemorrhages

•	Behavioral studies / improved cognition
Aim: Selection of lead candidates which will be further characterized in advanced in vivo studies
Criteria for lead selection: Improved cognition, Th2 cytokine profile, no evidence for brain hemorrhages
Stage 2: Evaluation of lead candidates in lemur primates (Depending on availability and future funding. Research Support in the License Agreement is for ongoing studies in the lemur primates as well as to support ongoing mouse studies on the vaccines).
Goal: To assess potential therapeutic benefits and side effects of the selected lead candidates in lemur primates. Selection of lead candidates to begin this stage will be based on the in vitro data obtained in Stage 1 and evaluation in lemurs will be performed in parallel to the work in transgenic mice.
Timelines: 9 – 21 months
Rationale: The lemur develops parenchymal and vascular amyloid deposits as well as hyperphosphorylated tau aggregates. These primates are the closest model to AD because although other non-human primates often have amyloid deposits they have not been shown to have tau pathology. In contrast to transgenic mice, these primates have endogenous Ab levels that are comparable to humans, and their immune system more resembles that of humans than the mouse equivalent. Hence, this data will be important to select the appropriate candidate for clinical trials.
To be performed by NYU in collaboration with Drs. Jean-Michel Verdier and Nadine Mestre-Frances at Ecole Pratique des Hautes Etudes/INSERM/University of Montpellier in France.
Tasks:
Young and old lemurs (n=5-6 per group) will be immunized with the selected lead candidates formulated in alum adjuvant (and with adjuvant alone as control) followed by a second injection two weeks later and then monthly thereafter. The young animals will periodically go through Iong intervals (up to 6 months) without vaccination to determine the reversibility of the immune response which has important safety implications. The same issue will be assessed once in the old primates.

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HEAD OF PROGRAM: RACHEL EREN, PH.D., VP IMMUNOLOGY
The animals will be assessed for:
•	Immune response

•	T-cell response

•	Cytokine profile (Th1 vs Th2)

•	Ab levels in plasma

•	Cognitive effects

•	Potential acute and chronic toxicity

•	Brain amyloid burden and associated pathology following immunization with Ab derivative immunogens in lemur primates
Aim: Selection of a lead candidate for development
Criteria for lead selection: Improved cognition, no CTL, response, Th2 cytokine profile, no evidence for toxicity
Stage 3: Formulation development and GMP production of lead candidate
Timelines: l5 – 24 months
Will be outsourced (CRO to be determined).
Stages 2 and 3 can be performed to some extent in parallel. Once the primate studies are ongoing we should be able to start formulation development of a lead candidate based on the initial results.
Stage 4: Pharmacology, toxicity and safety evaluations of final product
Timeline: 24 – 36 months
Will be outsourced (CRO to be determined)
Pharmacology, toxicity and safety evaluations of the final formulated product required by the FDA for IND submission will be performed in 2 animal species, guinea pigs / rats and primates.
Stage 5: Pre-IND meeting
A pre-IND meeting with the FDA will be scheduled after 24 months to obtain input on our detailed development plan. By that time we should be able to present in vitro and in vivo data (both transgenic mice and lemur primates).

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HEAD OF PROGRAM: RACHEL EREN, PH.D., VP IMMUNOLOGY
Stage 6: Draft Clinical Development Plan to establish safety and proof of concept in healthy volunteers and patients
Stage 7: Submission of IND or equivalent to support initiation of Phase I
IND expected to be submitted by Q2 2009.
Clinical Development Plan
A Phase I clinical trial to evaluate safety and a safe dose range in healthy volunteers is expected to start 30 days after IND submission. Shady duration is estimated to be 9 – 12 months.
Phase II placebo-controlled, multiple ascending dose clinical trial to evaluate safety, tolerability, and efficacy in patients with mild to moderate Alzheimer’s disease. Study duration is estimated to be 2 – 3 years.
Phase III placebo-controlled, safety and efficacy study in patients with mild to moderate Alzheimer’s disease. Study duration is estimated to be 3 – 4 years.
NDA is expected to be submitted between 2015 and 2017.

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Principal Investigator: Sigurdsson, Einar, M.
RESEARCH PLAN (APPENDIX II)
     The research funding by Intellect Neurosciences (for two years) will primarily be used to support ongoing studies with the Ab derivative vaccines in lemur primates over the next two years as described below. Some support for ongoing mouse studies on the derivatives can be envisioned depending on the availability of grant support from other sources for those studies. The planned lemur studies would then be scaled back accordingly.
Specific Aim: To assess potential therapeutic benefits and side effects of Ab derivative immunotherapy in lemur primates.
     Experimental Design: The aim is to determine: 1) the immune response; 2) Ab levels in plasma; 3) behavioral effects; 4) potential acute and chronic toxicity; and 5) brain amyloid burden and associated pathology following immunization with Ab derivative immunogens in lemur primates (Microcebus murinus). These primates develop age-related amyloid plaques and tau aggregates [1;2]. These studies are performed in collaboration with Drs. Jean-Michel Verdier and Nadine Mestre-Frances at Ecole Pratique des Hautes Etudes/INSERM/University of Montpellier in France. The primates cannot be exported out of France. Hence, immunizations, bleedings and behavioral assessment will be performed by our French collaborators. All sample analysis is performed in the laboratory of the PI, Dr. Einar Sigurdsson, at New York University. We have initiated these studies in young male and female lemurs with 5 animals per group: 1) K6Ab1-30, which in mice elicits a moderate to strong IgG response; 2) K6A(b1-30[E18E19], which in mice results primarily in an IgM response; 3) Ab1-30[E18E19], which is not very immunogenic in mice, and; 4) Ab1-42 and 5) adjuvant alone as controls. Old lemurs that should have substantial brain pathology (n=12) underwent cognitive assessment and six of those animals were subsequently immunized with K6Ab1-30, which is the derivative we have analyzed most extensively in mice. The other six will serve as controls. Following analysis of their brain pathology, additional old primates may be immunized using the same or different protocol depending on the outcome of the brain analysis. The young male lemurs will continue to be immunized and bled periodically to gain better insight into the type of immune response that these immunogens generate. When these younger animals have developed substantial plaque deposition (in 4-5 years - not included in NYU research project unless extended), they will go through behavioral assessment. Subsequently, their brains will be analyzed as well for a therapeutic effect and any potential adverse reactions.
     Vaccine Administration: Briefly, Ab derivative is added to aluminum adjuvant which is approved for human use, to a concentration of 1 mg/ml. Young and old lemurs (n=5-6 per group) receive a subcutaneous injection of 100 µl of the mixture or adjuvant alone followed by a second injection two weeks later and then monthly thereafter. The young animals will periodically go through long intervals (up to 6 months) without vaccination to determine the reversibility of the immune response which has important safety implications. The same issue will be assessed once in the old primates. Treatment groups: 1) K6Ab1-30, which in mice elicits a strong IgG response [3;4]; 2) K6Ab1-30[E18E19], which in mice results primarily in an IgM response [5]; 3) Ab1-30[E18E19], which is not very immunogenic in mice [5], and; 4) Ab1-42 and 5) Adjuvant alone as controls. The young animals (<2 years old) will not have developed any AD pathology [2]. Many of the old mouse lemurs (>7 years old), should contain their characteristic brain pathology [2]. Antibody response, peripheral Ab levels: Animals will be

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Principal Investigator: Sigurdsson, Einar, M.
bled prior to vaccination, one week following the second immunization, and subsequently every other month, one week following injection. Antibody titers to the antigen and Ab will be determined by serial dilutions of plasma using an ELISA assay as described previously [3]. Measurements of Ab levels in plasma will be performed with Ab1-40/42 kits from Biosource. T-cell response: Which assay to use for this measurement remains to be determined. Behavioral testing: The primates will be assessed daily/weekly for signs of any toxicity, including evaluation of their physical appearance, measurable clinical signs, unprovoked behavior and response to external stimuli. Also, the animals will be weighed periodically. Cognitive testing is also being performed in the old lemur primates by the three-panel runway task ([6;-7]). Animals will be tested before and after immunization in a longitudinal follow-up. Those behavioral studies are performed in the laboratories of Drs. Jean-Michel Verdier and Nadine Mestre-Frances. Brain analysis: The old primates will be killed in the summer of 2006 for analysis of brain pathology. This will include measurements of Ab levels, and stereological assessment of amyloid plaques, microhemorrhages and albumin/IgG infiltration, tau pathology, microglia, astrocytes, T-, B-cell and macrophage infiltration, and neuronal loss, similar to as we have previously published [3-5;8]. Other organs will be saved for possible future toxicological analysis.

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References
1.	Bons,N., Mestre,N., and Petter,A., Senile plaques and neurofibrillary changes in the brain of an aged lemurian primate, Microcebus murinus, Neurobiol. Aging, 13 (1992) 99-105.

2.	Mestre-Frances,N., Keller,E., Calenda,A., Barelli,H., Checler,F., and Bons,N., Immunohistochemical analysis of cerebral cortical and vascular lesions in the primate Microcebus murinus reveal distinct amyloid b1-42 and b1-40 immunoreactivity profiles, Neurobiol. Dis., 7 (2000) 1-8.

3.	Sigurdsson,E.M., Scholtzova,H., Mehta,P.D., Frangione,B., and Wisniewski,T., Immunization with a non-toxic/non-fibrillar amyloid-b homologous peptide reduces Alzheimer’s disease associated pathology in transgenic mice., Am. J. Pathol., 159 (2001) 439-447.

4.	Asuni,A.A., Knudsen,E., Scholtzova,H., Li,Y., Boutajangout,A., Quartermain,D., Frangione,B., Wisniewski,T., and Sigurdsson,E.M., Ab derivative vaccine does not cause brain microhemorrhages in mice but its effectiveness is age-dependent, submitted, (2006).

5.	Sigurdsson,E.M., Knudsen,E., Asuni,A., Fitzer-Attas,C., Sage,D., Quartermain,D., Goni,F., Frangione,B., and Wisniewski,T., An attenuated immune response is sufficient to enhance cognition in an Alzheimer’s disease mouse model immunized with amyloid-b derivatives, J Neurosci., 24 (2004) 6277-6282.

6.	Matsumoto,Y., Yamaguchi,T., Watanabe,S., and Yamamoto,T., Involvement of arachidonic acid cascade in working memory impairment induced by interleukin-1b, Neuropharmacology, 46 (2004) 1195-1200.

7.	Furuya,Y., Yamamoto,T., Yatsugi,S., and Ueki,S., A new method for studying working memory by using the three-panel runway apparatus in rats, Jpn. J Pharmacol., 46 (1988) 183-188.

8.	Sigurdsson,E.M., Lee,J.M., Dong,X.W., Hejna,M.J., and Lorens,S.A., Bilateral injections of amyloid-b 25-35 into the amygdala of young Fischer rats: Behavioral, neurochemical, and time dependent histopathological effects, Neurobiol. Aging, 18 (1997) 591-608.

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